DATED: March 7, 2018

FIRST AMENDED SCHEDULE A

TO THE AMENDED and RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

VONTOBEL ASSET MANAGEMENT, INC.

Name of Fund	Compensation*
Vontobel Global Emerging Markets Opportunity Fund	Annual rate of 0.8000 % of the average daily net assets of the Fund.

Vontobel International Equity Institutional Fund	Annual rate of 0.7500 % of the average daily net assets of the Fund.

Vontobel Global Equity Institutional Fund	Annual rate of 0.7000 % of the average daily net assets of the Fund.

Vontobel U.S. Equity Institutional Fund	Annual rate of 0.5000 % of the average daily net assets of the Fund on the first $500 million of the Fund.

Annual rate of 0.4500 % of the average daily net assets of the Fund on assets of the Fund over $500 million.

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

Vontobel Asset Management, Inc.		Vontobel Asset Management, Inc.

By:	/s/ Joseph Mastoloni	By:	/s/ Philipp Hensler
Name:	Joseph Mastoloni	Name:	Philipp Hensler
Title:	CCO	Title:	CEO

*	All fees are computed daily and paid monthly.